Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of Pacific Premier Bancorp, Inc. and Subsidiaries of our report dated March 16, 2017 on the 2016 consolidated financial statements of Pacific Premier Bancorp, Inc. and Subsidiaries and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Sherman Oaks, California
April 11, 2017